Exhibit 99.1

CHILEAN COBALT CORP. IS SADDENED TO ANNOUNCE THE DEATH OF COUNTRY MANAGER AND BOARD MEMBER, IGNACIO MORENO FERNANDEZ

BERWYN, PA – (September 27, 2023) – Chilean Cobalt Corp. (OTCQB: COBA) (“C3” or the “Company”), a US-based and US-listed critical minerals exploration and development company focused on its La Cobaltera, cobalt-copper project today announced with great sadness the death of Country Manager and Board Member Ignacio Moreno Fernandez, who passed away after a battle with cancer.

“Ignacio had such vibrant energy and passion for La Cobaltera, for Chile, and for doing everything the right way - both professionally, as well as in his personal life.  Through his experience working in both the Chilean government and private sector, his vast knowledge of the country and mining industry provided a valuable contribution towards the creation and development of C3 and will forever be remembered.  We will miss his contribution and his friendship.  We offer our deepest condolences to his family and many friends.” - Duncan T. Blount, CEO & Director of C3.

Ignacio Moreno Fernandez, 1969 - 2023

About Chilean Cobalt Corp.

Chilean Cobalt Corp. (“C3”) is a US-based and US-listed critical minerals exploration and development company focused on the La Cobaltera, cobalt-copper project, located in the past-producing San Juan District in northern Chile, one of the world’s few primary cobalt districts known globally. C3 has a deliberate focus on building a dynamic and sustainable business with an emphasis on applying leading environmental stewardship, social engagement, and corporate governance practices to its strategy.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results) and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as "may," "should," "expect," "anticipate," "believe," "estimate," "intend," "plan" and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Chilean Cobalt Corp.

Duncan T. Blount

CEO & Director

Duncan.blount@chileancobaltcorp.com